Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
Dave Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Announces Agreement to Acquire
Gulf of Mexico Stimulation and Sand Control Business from Baker Hughes
New Orleans, La., July 6, 2010 — Superior Energy Services, Inc. (NYSE: SPN) (“Superior” or the “Company”) today announced that it has entered into a definitive agreement with subsidiaries of Baker Hughes Incorporated (NYSE: BHI) (“Baker Hughes”) to acquire for $55 million the Gulf of Mexico stimulation and sand control business Baker Hughes is required to divest pursuant to a proposed final judgment with the Department of Justice related to its acquisition of BJ Services Company.
David Dunlap, Chief Executive Officer of Superior, stated, “We believe this acquisition represents an unprecedented opportunity to enter a high-technology market area. The acquisition of the sand control assets with their world-class manufacturing facility and product line will provide us greater exposure to well completions and to intervention projects earlier in the life cycle of the well. While market conditions in the deep water Gulf of Mexico are extremely uncertain now, the acquisition provides us with an established platform from which we plan to expand these new product and service offerings across Superior’s growing international footprint.”
The assets acquired include two stimulation vessels (the HR Hughes and Blue Ray) and the BJ Services sand control completion tools product line, including a state-of-the-art tool and screen manufacturing facility and technology center in Houston, Texas. Superior also intends to add a highly experienced management team with extensive industry experience and a strong sales team with deep customer relationships.
Superior intends to fund the acquisition through its existing revolving credit facility. The transaction is expected to close in late July, subject to regulatory approval and other customary closing conditions.
Superior Energy Services, Inc. serves the drilling and production needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.